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EXHIBIT 23.1



INDEPENDENT AUDITORS' CONSENT
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            We consent to the incorporation by reference into Registration
Statement Nos. 333-36563, 333-76223, 333-83521, 333-83523, 333-30644, 333-57972,
333-74100, 333-46092, 333-73864, 333-102392 and 333-102367 on Form S-3 and Nos.
333-08990, 333-30304, 333-57970 and 333-70238 on Form S-8 of our report dated
March 14, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, on January 1, 2002, as discussed in Note 1 to the consolidated financial statements) appearing in the Annual Report on Form 10-K of Cray Inc. for the year ended December 31, 2002.



DELOITTE & TOUCHE LLP

Seattle, Washington
March 28, 2003